Sanguine Corporation

                       SERVICE AGREEMENT

      THIS SERVICES AGREEMENT is effective as of the latest signature date by and between IriSys Research and Development LLC (hereinafter "Contractor"), with its principal place of business at 6190
    Cornerstone Court East, Suite 106, San Diego, CA 92121-4701 and Sanguine Corporation (hereinafter "Company") with its principal place of business at 101 East Green Street, Suite 11, Pasadena, California 91105.

                             RECITALS

           A. Sanguine Corporation is a public company (OTC BB: SGNC) whose primary focus is the development of perfluorocarbon emulsions as synthetic substitutes for human red blood cells with broad-based medical applications. The Company has the resources necessary to obtain product approval through FDA "fast track" approval, and capture a significant share of the global human blood market.

         Sanguine has a well-defined organization with leaders in the field of synthetic blood chemistry and development including Dr.
    Thomas C. Drees, who played a key role in the creation of Fluosol, the only synthetic blood product ever approved for human use by the United States Food and Drug Administration (FDA). Sanguine's management is supported by recognized experts in the various fields of medicine necessary for the development of viable products. PHER-O2 is Sanguine's 2nd generation Red Blood Cell (RBC) substitute product. Sanguine management has an impressive record of success in medical and pharmaceutical development and the ability to accelerate PHER-O2product development, test and FDA approval.

           B. Contractor has expertise in preformulation development, analytical chemistry and stability protocol design and testing including preparation of regulatory reports required for new drug applications and knowledge of regulatory standards required to achieve regulatory compliance.

           C. Sanguine has requested that Contractor perform the services described in Attachment 1 to the Agreement.

           D. Contractor desires to provide services to Sanguine on the terms and conditions set forth in this Agreement

    NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties, intending to be legally bound, agree as follows.

                            ARTICLE I

                   BASIC OBLIGATIONS OF THE PARTIES

    Section 1.1 The Contractor shall use commercially reasonable efforts to perform the work stated in the Statement of Work at Attachment l.

    Section 1.2 Independent Contractor. Contractor shall perform all work under this Agreement as an independent contractor. Contractor is not an employee, legal partner, representative, or joint venturer of or with Sanguine, and nothing in this Agreement shall be construed to create such a relationship. Neither party shall have the power or right to bind or obligate the other.

    Section 1.3 Scope of Work. Contractor agrees to provide Sanguine with product development contract services to develop an effective emulsification of perfluorodecalin, using fluorosurfactants, as a red blood cell substitute that carries oxygen and carbon dioxide from the lungs.

    Section 1.4 Furnished Materials. Sanguine will provide the materials listed in Enclosure 1 to Attachment 1 in a timely manner to allow for completion of the work in accordance with the performance schedule. Furnished materials will be provided to Contractor on a no cost basis.

    Section 1.5 Period of Performance. The work under this Agreement shall begin immediately after contract award and be completed in accordance with the schedule in Section 1.6.

    Section 1.6 Deliverables and Schedule. Contractor deliverables and schedule:

         DELIVERABLE                             DATE

         1.  Preformulation analysis and recommendations        Week 3

         2.  Test Plan for preliminary formulations
             including criteria for droplet size, stability
             (product half-life, shelf life, and
             sterilization), and toxicity.                      Week 3

         3.  Progress Report                                    Week 7

         4.  Progress Report                                    Week 11

         5.  Results and recommendations of small-scale
             experimental formulation studies                   Week 15

         6.  4 liters of candidate emulsion for animal testing  Week 17

         7.  Product development report (for use in regulatory
             Filing)                                            Week 20

       Section 1.7 Review and Acceptance. Sanguine will review the Contractor's deliverables and provide notification regarding acceptability within five (5) working days of receipt.

                            ARTICLE II

                        PRICE AND PAYMENT

       Section 2.1  Price.  The price for performance of the work
       (Attachment l) is Firm Fixed Price.

       Section 2.2 Expenses. All costs identified as of the effective date of this Agreement for performance of this effort are included in the price shown in Section 2.1. Should unforeseen expenses arise during performance of this Agreement, Sanguine shall be immediately notified of the circumstance and expense. Sanguine will review this information and consider amending the Agreement if warranted.

       Section 2.3 Payment. Payments will be made to Contractor in accordance with the following schedule:

            A. Contract award                         15%
            B. Deliverable # 1 & 2                    15%
            C. Deliverable # 3                        15%
            D. Deliverable # 4                        15%
            E. Deliverable # 5                        15%
            F  Deliverable # 6                        15%
            G. Deliverable # 7                        10%

                             ARTICLE III

                            MISCELLANEOUS

       Section 3.1 Notices. Notices under this Agreement shall be in writing and delivered either personally or by registered or certified mail or prepaid overnight courier to the following individuals:

              Contractor:                    Sanguine Corporation:

         Ms. Gina Stack                     Thomas C. Drees, Ph.D.
         6190 Cornerstone Court East        101 East Green St
         Suite 106                          Suite 11
         San Diego, CA 92121-4701           Pasadena, CA 91105

       Section 3.2 Force Majeure. If performance of any part of this Agreement by either party is prevented, restricted, interfered with or delayed by reason beyond the reasonable control of the party liable to perform, the party so affected shall, upon written notice to the other party, be excused from performance to the extent of the prevention, restriction, interference or delay. When such circumstances arise, the parties shall discuss what, if any, amendment to the terms of this Agreement may be required in order to arrive at an equitable solution.

       Section 3.3 Termination. Either party shall have the right to terminate this Agreement at any time by giving written notice to the other party of that party's material default of any material covenant or provision of this Agreement and if such default is not corrected within 15 days after the party in default is in receipt of the written notice from the other party with respect to such default.

       Section 3.4 Dispute resolution. All claims, disputes, or other material matters in controversy ("disputes") arising out of or relating to this Agreement shall be resolved exclusively before the American Arbitration Association.

       Section 3.5 Amendments. No change, modification, or amendment to this Agreement shall be valid or binding unless such change or modification shall be in writing signed by the party against whom the same is sought to be enforced.

       Section 3.6 Confidentiality. Contractor shall keep confidential all information provided by or produced under this Agreement for Sanguine, provided that this information (a) is not already in the public domain, (b) is not already in the Contractor's possession at the time of this Agreement, or (c) is not furnished by a third party not bound to confidentiality by Sanguine. The terms of this Section shall survive the termination or expiration of this Agreement.

       Section 3.7 Intellectual Property. All materials provided by Sanguine under this Agreement are deemed to be owned by Sanguine and shall be returned at the conclusion of the Agreement. All information generated by Contractor under this Agreement shall be the property of Sanguine. All information generated by the Contractor shall be delivered to Sanguine at the completion of this Agreement, one copy of which will be retained for archival documentation by Contractor.

       Contractor shall retain ownership to all methods, information, ideas, data, concepts, and techniques proprietary to Contractor and developed before or during this Agreement not related to the work covered by this Agreement and not derived from information provided by Sanguine under this Agreement.

       Section 3.8 Indemnification. Both parties agree to defend indemnify, and hold harmless the other party and its officers, employees, and agents from any and all claims and liabilities of any type or nature whatsoever arising out of any act, omission, or negligence by the party, its officers, employees, and agents that may arise out of or result from or in any way be related to the effort pursuant to this Agreement.

       Each party shall promptly notify the other party of any claim, complaint, or lawsuit. The indemnifying party shall control the defense of any third party claim, complaint, or lawsuit and the indemnified party shall cooperate fully in the investigation and defense of any such claim, complaint, or lawsuit.

       Section 3.9 Assignment. Contractor may not assign this Agreement, in whole or in part, without the prior written consent of Sanguine.

       Section 3.10 Use of Materials. Contractor shall use the materials provided by Sanguine solely for performing its efforts under this Agreement. Contractor shall not sell, transfer, disclose, or otherwise provide access to the materials to any person or entity without the prior written consent of Sanguine except that Contractor may allow access to the materials to employees and agents for purposes consistent with this Agreement provided that prior to such disclosure, such individuals shall have executed written agreements consistent with the terms hereof. Contractor will take all reasonable steps to ensure that such employees and agents will use the materials in a manner that is consistent with federal, state, and local laws and the terms of this Agreement. Contractor understands that the materials may have biological and/or chemical properties that are unpredictable and unknown at the time or transfer, that they are to be used with caution and prudence, and are not be used for testing in or treatment of humans.

       Section 3.11 Applicable Law. This Agreement shall be construed and enforced under the laws of the State of California, other than those provisions governing conflicts of laws.

       Section 3.12 Severability. In the event any provision, clause, sentence, phrase, or word thereof, or the application thereof in any circumstance, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder thereof.

       Section 3.13 Captions. Titles or captions of articles and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

       Section 3.14 Entire agreement. This Agreement, together with Attachments 1, constitutes the entire agreement between Contractor and Sanguine with respect to the subject matter of this Agreement and no representation or statement not contained in the main body of this Agreement or Attachments 1 shall be binding on Contractor or Sanguine as a warranty or otherwise.

       IN WITNESS WHEROF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

       CONTRACTOR:                          Sanguine Corporation:

       By: /s/Gina Stack                    By:/s/Thomas C. Drees
       Name:  Ms. Gina Stack                Name:  Thomas C. Drees
       Title:  Chief Operating Officer      Title: Chairman & CEO

       Date:                                Date:

              ATTACHMENT 1   Statement of Work (SOW)

    Contract shall use best commercial practices and reasonable efforts to identify and recommend a fluorosufactant solution(s) for use with perfluorocarbondecalin to produce an emulsion that can be used as an effective RBC supplement in human whole blood.

         1.1 Assess and recommend a matrix of stable perfluorocarbondecalin emulsions based on preformulation analysis of fluorosurfactants.
         1.2 Determine optimum emulsion droplet size based on functional requirements.
         1.3 Prepare and test preliminary test emulsions using the selected surfactant, additives, and stabilizers or various injectable excepients based on the functional requirements for PHER-O2 in order to determine candidate emulsions for test. Quantity of preliminary test emulsions limited to minimum required for further evaluation.
         1.4  Perform stability testing against steam sterialization
         1.5 Perform emulsion stability testing studies of the emulsions at 5 degrees C and 25 degrees C with sample analysis time points at 30, 60, and 90 days.
         1.6 Recommend candidate emulsion formulation for animal testing including test results.
         1.7 Provide an Analytical Method Development Report for use in a regulatory filing.
         1.8 Provide a Formulation Development Report for use in a regulatory filing.
         1.9 Provide six (4) liters of candidate emulsion (BLP) for further use in animal testing.

                PHER-O2 FUNCTIONAL REQUIREMENTS

         Intra-vascular half-life:     minimum eight hours

         Shelf life (storage):    one year non-refrigerated
                                  two years refrigerated

         Toxicity:      negligible

         Acceptable tissue retention time (liver, spleen, etc.): Trace or less (after 30 days)

         Unit size of delivered product:    400 ML

         Unit packaging:     non-extractable plastic (Medidex) Glass
                             is acceptable alternative.


         Primary application (FDA approval target):   Angioplasty


                PHER-O2 FORMULATION SPECIFICATIONS

         Base:               Perfluorocarbondecalin

         Fluorosurfactant solution:         To be determined

         Droplet (particle) size: 0.1 micron or smaller

         Percent of PFC in PHER O2 (W/V):   minimum 70%

  ENCLOSURE 1 to ATTACHMENT 1

              MATERIALS TO BE FURNISHED BY SANGUINE

    1.

    2.

    3.

  ATTACHMENT 2